Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Provides Updates on

2008 Drilling Activity, 2009 Capital Expenditures, and

Production, Reserves and Ceiling Test Impairment Guidance

HOUSTON — January 13, 2009 — W&T Offshore, Inc. (NYSE: WTI) today provided an update on its 2008 drilling activities and 2009 capital expenditures, as well as production, reserves and ceiling test impairment guidance.

For full year 2008, the Company has made discoveries and successfully completed 18 of 24 exploration wells, for a success rate of 75%, which included 16 out of 19 conventional shelf wells, and two of five wells on the deep shelf. Additionally, the Company successfully drilled and completed two of two development wells, both of which were on the conventional shelf. For the 26 wells drilled in 2008, the Company achieved a success rate of 77%. Furthermore, at year-end 2008 we were in the early stages of drilling three exploration wells and two development wells.

During the fourth quarter, the Company drilled or participated in the drilling of the following successful wells:

Lease Name/Well	Category	Working Interest %
Eugene Island 261 A-5ST	Exploration / Shelf	33%
Main Pass 108 E-1	Exploration / Shelf	75%
Ship Shoal 224 E-20	Exploration / Shelf	100%
Vermilion 225 B-7	Exploration / Shelf	94%

The Company also drilled or participated in the drilling of two non-commercial wells, as follows:

Lease Name/Well	Category	Working Interest %
Eugene Island 186 1	Exploration / Deep Shelf	100%
Main Pass 279 A-6ST	Exploration / Shelf	75%

2009 Capital Expenditure Guidance: Because of continued market uncertainty, the Company has not yet established a full-year capital budget for 2009. However, as is normally the case, we anticipate fully funding our 2009 capital expenditures with internally generated cash flow, which will result in reduced drilling activity compared to 2008 levels. We intend to remain flexible as the year progresses and, should economic conditions improve, we will be well positioned to take advantage of our drilling opportunities.

Production: We expect to meet our full-year production guidance for 2008. Our exit rate of production on December 31, 2008 was 221 MMcfe per day.

Ceiling Test Impairment and Reserve Guidance: As a result of severely depressed commodity price levels at year-end 2008, the Company expects to record a significant non-cash ceiling test impairment to its full-cost pool. Such non-cash charge will not have any impact on our bank or senior note covenants.

Although the Company’s year-end reserves are still under evaluation by its independent third-party petroleum consultant, the Company expects proved reserves to be significantly lower than year-end 2007. This decrease in estimated proved reserves is largely due to the steep decline in year-end oil and gas prices.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We remain confident in the Company’s ability to generate consistent operating cash flow throughout the current economic downturn. Furthermore, our strong liquidity position of $350 million in cash and a $500 million undrawn revolver allows us flexibility and the ability to pursue opportunities in 2009 including acquisitions, drilling and other strategic opportunities.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).